Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-89000, 333-40, 333-13651, 333-41999, 333-75999, 333-78389, 333-52306, 333-46004 and 333-108885 on Form S-3 and Registration Statement Nos. 33-83054, 333-00618, 333-27177, 333-37190, 333-56334, 333-83916, 333-104183 and 333-115966 on Form S-8 of our reports dated March 14, 2005, relating to the financial statements and financial statement schedule of Gables Residential Trust and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Gables Residential Trust for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 14, 2005